                                                                 EXHIBIT 2.2



         THIS TRANSFER AGREEMENT made the 10th day of November, 2000.

        BETWEEN:

                         BLUE GIANT CORPORATION, a corporation incorporated under the laws of the State of Delaware,

                         (hereinafter called the "Transferor")

                                         - and -


                         BLUE   GIANT   EQUIPMENT CORPORATION (formerly
                         1445833 Ontario Inc.), a corporation incorporated under the laws of the Province of Ontario,

                         (hereinafter called the "Transferee")


         The parties agree as follows:

1.       INTERPRETATION

1.1 For the purposes of this Agreement, the following terms shall have the respective meanings set out below:

         (a) "Know-How" means all existing (but only to the extent used by Transferor in commercial production of Products [as hereinafter defined]) technical information (including, without limitation, invention disclosures, trade secrets and knowhow), assembly and detailed drawings; design information, part lists, operation and maintenance instructions and manuals; servicing and installation instructions; written information relating to manufacturing and assembling processes; lists of manufacturing equipment; data on application engineering and information relating to quality control standards;

         (b) Patents" means all of the Transferor's existing interests in patents and registered industrial designs and pending applications for industrial designs and patents that are set forth on Schedule "A";

         (c) "Products" means the following powered and manual stackers, powered and manual pallet trucks, walkie lift trucks and tractor products: ROI-55, MTS-2000, BGP, BGS, BGL, BGN, BGNR, GTT, TT Series, P Stakmate PTW and parts for all of the foregoing;

         (d) "Trade Marks" means all of the existing trade mark and trade name rights of the Transferor in the trade name and trade marks set forth on Schedule "B";

         (e) "Transferor's Technology" means all of the Transferor's existing interests in the Patents and Know-How to the extent and only to the extent that such Know-How is used by the Transferor in the commercial production and use of the Products;

1.2 Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3 This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware.

1.4 No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.5 Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.6      The following schedules are attached to and form part of this
Agreement:

                          Schedule A           -          Patents

                          Schedule B           -          Trade Marks

                          Schedule C           -          Restricted Dealers

                          Schedule D           -          Certain Dealers

2.       GRANT OF TRANSFEROR'S TECHNOLOGY AND TRADE MARKS

2.1 Upon and subject to the provisions of this Agreement, the Transferor hereby sells, assigns, transfers and sets over to the Transferee an undivided fifty percent (50%) interest in all of the Transferor's Technology.

2.2 Upon and subject to the provisions of this Agreement, the Transferor hereby sells, assigns, transfers and sets over to the Transferee all of the Transferor's interest in and to the Trade Marks together with the goodwill of the business attached to the Trade Marks, including all registrations and applications to register the Trade Marks worldwide. Without limiting the generality of the foregoing, (1) the Transferor agrees that, as soon as practicable after the date hereof, it will change its name to a name that does not include the words "Blue Giant" or any similar words, and (2) the Transferor agrees that it shall not manufacture any Products with a "Blue Giant" logo except pursuant to the Agreement dated the date hereof between Blue Giant Corporation, as Seller, and 1445833 Ontario Inc., as Buyer, consisting of a private branding agreement for Products manufactured by Seller for Buyer.

2.3 The sale and transfer of the Transferor's Technology and the Trade Marks is subject to the following terms and conditions to be performed or fulfilled prior to any such sale and transfer taking effect:

         (a) the United States Bankruptcy Court for the District of Delaware in case No. 00-1730(SLR) and Transferor's lender, Congress Financial Corporation, shall have approved the execution, delivery and performance of this Agreement by the Transferor; and

         (b) the closing of the Agreement dated October 19, 2000 between 1445833 Ontario Inc., as purchaser, and Blue Giant Limited, as vendor, consisting of the sale of the latter's loading dock equipment business.

2.4 The Transferor covenants, undertakes and agrees to provide to the Transferee, at the Transferor's expense, signed transfers in registrable form of the Patents.

2.5 The Transferor covenants, undertakes and agrees, without further consideration, but at the expense of the Transferee, to do all such things and execute all such further assurances, applications, instruments and other documents as may be reasonably required by the Transferee to register or otherwise perfect the foregoing transfers of the Transferor's Technology and the Trade Marks.

3.       PURCHASE PRICE

3.1 The purchase price for the Transferor's Technology and the Trade Marks shall be the sum of U.S. $1,500,000 which shall be payable by the Transferee to the Transferor by certified cheque or banker's draft on the date hereof.

4.       DISCLOSURE AND TECHNICAL ASSISTANCE

4.1 During the period of 90 days next following the date hereof, the Transferor shall disclose to the Transferee the Transferor's Technology and shall provide to the Transferee all reasonable and necessary advice and assistance with respect to the Transferor's Technology. During the said 90 day period, if the Transferee requests, on reasonable notice, the Transferor will send one or more representatives to any facility of the Transferee in North America to provide advice and assistance with respect to the Transferor's Technology for an aggregate of not more than 5 person days and, in such an event, the Transferor may invoice the Transferee for transportation, living and reasonable personal expenses of the Transferor's representative(s).

4.2 Except for the initial disclosure and assistance set forth in section 4.1, neither the Transferor nor the Transferee shall have any obligation to disclose to the other any matter relating to the Transferor's Technology or any discoveries, inventions, developments or improvements in the Transferor's Technology or the Products or the manufacture thereof or substitutes therefor. It is the express intention of the parties to this Agreement that after the initial disclosure period, both parties shall have the right to modify the Transferor's Technology and the Products provided only that no such modification shall reduce, impair or restrict the use of the undivided 50 percent interest of the other in the Transferor's Technology. Except for the Transferor's Technology, full title and interest in all discoveries, inventions, developments and improvements (whether capable of patent or like protection or not) relating to the Products or the production, use or servicing thereof, shall belong to whichever party makes the particular discovery, invention, development or improvement and such party shall be under no obligation to grant any form of licence or other interest therein to the other.

5.       DEALINGS IN TRANSFEROR'S TECHNOLOGY

5.1 Both the Transferor and the Transferee may transfer, license, grant security interests in and otherwise deal in whole or in part with their respective interests in the Transferor's Technology provided only that no such dealing shall reduce, impair or restrict the use of the undivided 50 percent interest of the other in the Transferor's Technology.

6.       WARRANTIES AND LIMITATIONS

6.1      The Transferor represents and warrants to the Transferee that,

         (a) except for the approvals referred to in section 2.3(a), there are no restrictions on the Transferor's power and right to execute, deliver and perform this Agreement;

         (b) to the knowledge of the Transferor, the Transferor's Technology does not infringe on the intellectual property of others; and

         (c) the Transferor's Technology is sufficient and suitable for the production of the Products to a quality comparable to the quality now produced by or on behalf of the Transferor, provided that,

                 (i) the Transferee at all times conforms strictly with the Transferor's Technology, and

                 (ii) the Transferee employs resources and skills in the production and assembly of the Products comparable to those of a manufacturer experienced in the production and assembly of Products of similar complexity and sophistication.


6.2 Except as expressly set forth in section 6.1, nothing in this Agreement is or shall be construed as:

         (a) any warranty or representation by the Transferor as to the validity or scope of any claim or aspect of any of the Patents or any other information or element of the Transferor's Technology;

         (b) any warranty or representation that anything made, used, sold or otherwise disposed of as a result of the transfer of an interest in the Transferor's Technology under this Agreement is or will be free from infringement of patents, copyrights, trade secrets, trade marks and other rights of third parties; or

         (c) an obligation of the Transferor to bring or prosecute actions or suits against third parties for infringement.

6.3 Except as expressly set forth in section 6.1, the Transferor makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties or conditions of merchantability or fitness for a particular purpose, or that use of the Transferor's Technology or the Products will not infringe any patent, copyright, trade secret, trade mark or other right whether arising by statute or otherwise in law or from a course of dealing or usage of trade.

6.4 The Transferor shall not be liable for any indirect, incidental, special or consequential damages, arising directly or indirectly from the use of the Transferor's Technology or the sale or the disposition of Products by the Transferee.

7.       INFRINGEMENT ACTIONS

7.1 If any infringement action, proceeding or claim of any kind or nature is instituted against either the Transferor or the Transferee (the "Affected Party") because of its use of the Transferor's Technology or the production, use or sale of Products, the Affected Party will notify the other party in writing, in reasonable detail, of the date and nature of such action, proceeding or claim, and from time to time of the progress thereof. The Affected Party shall not be obligated to defend any such action, proceeding or claim or to defend or save harmless the other party against any such action, proceeding or claim. At the request of the other party, the Affected Party shall permit the other party to intervene or otherwise appear in or in connection with any action, proceeding or claim above described through counsel selected by the other party at the sole expense of the other party.

7.2 The Transferor and the Transferee shall promptly notify one another in writing of any suspected infringement of any of the Transferor's Technology. Both parties shall have the right, but not the obligation, to prosecute at its own expense any suspected infringement and to include the other party as a party plaintiff in any such suit without expense to such other party. If both Transferor and Transferee participate and share in the cost of any such lawsuit, both parties shall share equally in any recovery.

8.       NON-COMPETITION

8.1 Until the fourth anniversary of the date of this Agreement, except with the written consent of the Transferor, neither the Transferee nor any affiliate of the Transferee shall (i) sell or lease or offer to sell or lease any Products or products incorporating any element of the Transferor's Technology, however branded, to the dealers of the

Transferor or Clark Material Handling Company set forth on Schedule C with the exception of those dealers set forth on Schedule D, or (ii) appoint any of the dealers of the Transferor or Clark Material Handling Company set forth on Schedule C as a dealer of the Transferee or any affiliate of the Transferee with respect to Products.

9.       CONFIDENTIALITY

9.1 Each of the parties acknowledges and agrees that the Transferor's Technology is confidential and proprietary information and agrees that the Transferor's Technology will be held in confidence by it and will be disclosed only pursuant to the provisions of this Agreement. Each of the parties may disclose the Transferor's Technology, (i) to affiliates of such party, (ii) to others on a need-to-know basis to the extent necessary for the production, sale and after-sale servicing of Products and modified or new products incorporating elements of the Transferor's Technology, and (iii) in connection with a bona fide commercial transaction for value, provided that the disclosing party directs each person to whom it discloses any part of the Transferor's Technology to maintain the confidentiality of the Transferor's Technology and to use the same only to the extent necessary in connection with a bona fide commercial transaction for value.

10.      DISCLAIMER OF CERTAIN OBLIGATIONS

10.1 The rights of the parties in the Transferor's Technology and otherwise under this Agreement shall be separate and not joint or collective and nothing herein contained shall ever be construed as creating a partnership or trust of any kind or as imposing upon either of the parties hereto any partnership or fiduciary duty, obligation or liability. Neither party shall be the agent of the other.

11.      NOTICES

11.1  (a)        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered or certified mail, charges prepaid, addressed as follows:

                 (i)     if to the Transferor:

                                 Blue Giant Corporation
                                 172 Trade Street
                                 Lexington, KY 40511
                                 U.S.A.

                                 Attention:              Michael J. Grossman
                                                         Vice-President, Secretary and General
                                                         Counsel
                                 Telecopy No.:           859-367-4002


                 (ii)    if to the Transferee:

                                 TBM Holdings, Inc.
                                 136 Main Street
                                 Westport CT 06880
                                 U.S.A.

                                 Attention:              William Schwartz, President
                                 Telecopy No.:           203-227-1050


         (b) Any such notice or communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the fifth business day following the date of mailing; provided, however, that if at the time of mailing or within five business days thereafter there is or occurs a labour dispute or other event that may reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

         (c) Either party may at any time and from time to time change its address for service by giving notice to the other party in accordance to this section 11.

                 IN WITNESS WHEREOF, this Agreement has been executed by the parties.

                                             BLUE GIANT CORPORATION


                                             By:  /s/ Michael Grossman
                                                  ----------------------------


                                             BLUE GIANT EQUIPMENT CORPORATION


                                             By: /s/ William A. Schwartz
                                                 -----------------------------